PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

CRYOTHERM, INC.

THE SELLING STOCKHOLDERS OF CRYOTHERM, INC. EXECUTING THIS AGREEMENT

AND

FORGE, INC.

PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

     This Purchase Agreement and Plan of Reorganization is entered into as of this 28th day of July, 2003 ("Agreement"), by and among Cryotherm, Inc., a Delaware corporation ("CRYO”), the undersigned Selling Stockholders of CRYO (the “Majority Selling Stockholders,” and together with the other Selling Stockholders who join as signatories to this Agreement after the date hereof as provided herein, the "Selling Stockholders") and FORGE, INC., a Delaware corporation ("FORGE").

RECITALS

     WHEREAS, the Selling Stockholders own beneficially and of record a minimum of 95% of the issued and outstanding shares of common stock, par value $.001 per share (the "CRYO Common Stock") of CRYO;

     WHEREAS, FORGE desires to acquire a minimum of 95% and up to 100% of the issued and outstanding CRYO Common Stock, making CRYO a majority or wholly-owned subsidiary of FORGE and the Selling Stockholders desire to make a tax-free exchange of their CRYO Common Stock solely for shares of common stock, par value $.001 per share (the "FORGE Common Stock") of FORGE; and

     WHEREAS, the parties intend, by entering into this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the covenants, promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
PLAN OF REORGANIZATION

     1.1     Plan of Reorganization.     CRYO, the Selling Stockholders and FORGE agree that a minimum of Ninety Five (95%) and up to one hundred (100%) percent of the issued and outstanding Common Stock of CRYO (the “CRYO Common Stock”) shall be acquired by FORGE in a transaction qualifying as a tax-free stock-for-stock exchange pursuant to Section 368(a)(1)(B) of the Code in exchange solely for shares of FORGE Common Stock (the “Plan of Reorganization”). Immediately following the execution and delivery of this Agreement by FORGE, CRYO and the Majority Selling Stockholders, CRYO shall use its reasonable best efforts to cause the remaining stockholders of CRYO who have not signed this Agreement to execute and deliver a counterpart of this Agreement or to otherwise join in the provisions of this Agreement in a manner satisfactory in form and substance to FORGE and its counsel.

     1.2     Exchange of Stock.      On closing of this Agreement and the Plan of Reorganization, each share of CRYO common stock held by each Selling Stockholder will be exchanged for 0.7037037 post-split shares of common stock of FORGE, such that the outstanding 27,000,000 shares of common stock of CYRO will be exchanged for 19,000,000 post-split shares of FORGE Common Stock if all stockholders of CRYO execute this Agreement. In addition, on closing of this Agreement and the Plan of Reorganization, the outstanding options and warrants to purchase 6,260,000 shares of CRYO will be exchanged for options or warrants, as applicable, to purchase 4,405,185 post-split shares of FORGE common stock at a price of $0.10 per post-split share. In addition, on closing of this Agreement and the Plan of Reorganization, the outstanding convertible notes made by CRYO in favor of Ken Rickel and Geoff Harris (the “CRYO Convertible Note Holders”) that are currently convertible into 2,740,000 shares of CRYO Common Stock, as described in Schedule 4.6 of this Agreement (the “CRYO Convertible Notes”), will be exchanged for convertible notes made by FORGE in favor of the CRYO Convertible Note Holders (the “FORGE Convertible Notes”). The FORGE Convertible Notes will be convertible into not more than 1,928,148 post-split shares of FORGE Common Stock.

     The number of shares of FORGE Common Stock and the number of options, warrants, convertible notes and other rights to purchase FORGE Common Stock to be issued on closing are determined after giving effect to the 3 for 1 forward split of FORGE Common Stock as contemplated by this Agreement. A list of the stockholders of CRYO Common Stock, how many shares they own, and the shares of FORGE Common Stock each is to receive if each stockholder executes this Agreement is attached hereto as Schedule 1.2. No certificates representing fractional FORGE shares shall be issued pursuant to this section. All shares certificates representing the shares of FORGE Common Stock to be issued on Closing will be endorsed with the following legend pursuant to the United States Securities Act of 1933 (the “Securities Act”):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE APPLICABLE PROVISIONS OF THE ACT OR ARE EXEMPT FROM SUCH REGISTRATION.

ARTICLE II
CLOSING

     2.1     Closing.     The closing of the Plan of Reorganization (the "Closing") shall take place at 10:00 A.M., Pacific time, on September 30, 2003, or at such other time and date as the parties shall agree in writing (the "Closing Date"), at the offices of O’Neill & Company, Suite 1880, Royal Centre, 1055 W. Georgia St., Vancouver, BC, Canada., or at such other place as the parties shall agree in writing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF FORGE

     FORGE represents and warrants to CRYO and the Selling Stockholders as of the date hereof and as of the Closing Date as set forth in this Article III:

     3.1     Organization and Qualification; Subsidiaries.     FORGE is duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as proposed to be conducted after the Closing. FORGE is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. FORGE is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Except as set forth in Schedule 3.1 to this Agreement, FORGE does not directly or indirectly own, or have the right or obligation to acquire, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business, association or entity. FORGE will prepare and deliver Schedule 3.1 to CRYO by no later than August 15, 2003.

     3.2     Articles of Incorporation and Bylaws.     FORGE has previously furnished to CRYO and the Selling Stockholders a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date. Such Certificate of Incorporation and Bylaws are in full force and effect. FORGE is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

     3.3     Authority Relative to This Agreement.     FORGE has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of this Agreement by the holders of a majority of the outstanding shares of FORGE Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FORGE and the consummation by FORGE of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of FORGE and no other corporate proceedings on the part of FORGE are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the holders of a majority of the outstanding shares of FORGE Common Stock, which FORGE shall use its best efforts to obtain prior to the Closing Date). This Agreement has been duly and validly executed and delivered by FORGE and, assuming the due authorization, execution and delivery by CRYO and the Selling Stockholders, constitutes a legal and binding obligation of FORGE, enforceable against FORGE in accordance with its terms.

     3.4     No Conflict; Required Filings and Consents.      (a) The execution and delivery of this Agreement by FORGE do not, and the performance of this Agreement by FORGE shall not, (i) conflict with or violate its Certificate of Incorporation or Bylaws, (ii) subject to obtaining the approval of this Agreement by the holders of a majority of the outstanding shares of FORGE Common Stock, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to FORGE or by which it or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair FORGE’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of FORGE pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which FORGE is a party or by which FORGE or any of its properties is bound or affected.

     (b)     The execution and delivery of this Agreement by FORGE do not, and the performance of this Agreement by FORGE shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, or governmental or regulatory authority, domestic or foreign, except for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and state securities laws, other than those consents, approvals, authorizations, permits or filings which shall have been obtained by FORGE prior to the Closing.

     3.5     Compliance; Permits.      (a) FORGE is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to FORGE or by which any of its properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which FORGE is a party or by which FORGE or any of its properties is bound or affected. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of FORGE, threatened against FORGE, nor has any governmental or regulatory body or authority indicated an intention to conduct the same.

     (b)     FORGE holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are necessary or desirable to the operation of the business of FORGE (collectively, the “FORGE Permits”). FORGE is in compliance in all respects with the terms of the FORGE Permits. Within five business days prior to the Closing Date FORGE shall furnish to CRYO a list of all FORGE Permits.

     3.6     Present Capital Structure of FORGE.     The authorized capital stock of FORGE consists of 18,000,000 shares of FORGE Common Stock, of which 519,571 shares are issued and outstanding, and there are 2,000,000 authorized shares of preferred stock of which none are issued. All of the issued and outstanding FORGE Common Stock has been duly authorized and validly issued, and is fully paid and non-assessable and was issued free of preemptive rights. Except for this Agreement and as set forth on Schedule 3.6, there are no outstanding options, warrants, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of FORGE Common Stock, or any obligation of FORGE to issue any shares of FORGE Common Stock. FORGE will prepare and deliver Schedule 3.6 to CRYO by no later than August 15, 2003.

     3.7     Financial Statements     As of the date hereof and as of the Closing Date:

     (a)     FORGE has filed with the SEC all financial statements that are required by the Commission (the “Financial Statements”).

     (b)     All the Financial Statements are accurate and complete, and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved. As of the date of any of such Financial Statements, except to the extent reflected therein, FORGE did not have any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto prepared in accordance with GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of FORGE in accordance with GAAP. Such statements of operations and comprehensive income present fairly the results of operations of FORGE for the periods indicated. Such statements of changes in shareholders' equity and cash flows present fairly the information, which should be presented therein in accordance with GAAP. As of the Closing Date, FORGE will have no liabilities other than those liabilities identified in the Financial Statements and liabilities incurred by FORGE in the ordinary course of business since the date of the Financial Statements.

     (c)     The financial and other books and records of FORGE are complete and correct and have been maintained in accordance with good business and accounting practices, and the Financial Statements can be reconciled with such books and records. All such books and records shall be made available to CRYO at Closing.

     3.8     Commission Filings.      Since such date FORGE was first required to make (or has voluntarily made) such filings, FORGE has filed with the SEC all Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K, proxy materials, registration statements and other reports and documents required to be filed by it pursuant to federal securities laws and has made all other filings with the SEC required to be made (collectively, the "FORGE Commission Filings"). FORGE has satisfied all requirements to be a "small business issuer" as defined pursuant to the Exchange Act. The FORGE Commission Filings, including all Financial Statements included therein, (i) were prepared in all material respects in accordance with the requirements of the Exchange Act and the rules and regulations there under, and the Securities Act and the rules and regulations there under, as the case may be, and (ii) did not (as of their respective filing dates, mailing dates or effective dates, as the case may be) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.9     OTCBB.     FORGE and, to the best of FORGE’s knowledge, its market makers, have complied with and are current with all applicable requirements for the FORGE Common Stock to be quoted on the OTC Bulletin Board ("OTCBB") under the symbol “FRGA”. Neither FORGE nor any of its market makers have received any notice, nor to their knowledge is it threatened, that at any time the FORGE Common Stock may no longer be eligible to be quoted on the OTCBB nor is FORGE aware of any basis to delist FORGE Common Stock from the OTCBB listing.

     The shares of FORGE Common Stock issuable to the Selling Stockholders and the consultants pursuant to this Agreement, when issued, will be duly authorized and validly issued, fully paid and non assessable and free of any preemptive rights and will be quoted on the OTCBB. There has been no stop order issued by any regulatory authority including, without limitation, the NASD, the SEC or any state regulatory authority relating to FORGE or the FORGE Common Stock and FORGE has not received any notice of any investigation or other proceeding that could result in any stop order.

     3.10     State Takeover Statutes.     FORGE and its Board of Directors have taken all action required to be taken in order to render inapplicable to this Agreement and the transactions contemplated hereby the provisions of all anti-takeover and related, affiliated or interested party transaction laws and regulations of any state.

     3.11     No Undisclosed Liabilities.     FORGE does not have any liabilities (absolute, accrued, contingent or otherwise) except (i) liabilities provided for in FORGE’s Financial Statements, and (ii) liabilities incurred in the ordinary course of business since the date of the Financial Statements.

     3.12     Absence of Certain Changes or Events.      Since March 31, 2003 no material change has occurred in the financial condition, assets, liabilities or business of FORGE.

     3.13     Absence of Litigation.     There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of FORGE, threatened against FORGE or any properties or rights of FORGE or as to which FORGE has received any written notice or assertion, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

     3.14     Employee Benefit Plans.     Except as set forth in Schedule 3.14, FORGE is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, pension or retirement plan, agreement or arrangement; (iii) collective bargaining agreement; or (iv) employee fringe or benefit plan, commitment or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that covers any active or former employee, director or consultant of FORGE, or with respect to which FORGE has or may in the future have liability. FORGE will prepare and deliver Schedule 3.14 to CRYO by no later than August 15, 2003.

     3.15     Labor Matters.     There is no litigation pending or, to the knowledge of FORGE, threatened, between FORGE and any of its employees. FORGE is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by FORGE nor does FORGE know of any activities or proceedings of any labor union to organize any such employees. FORGE has no knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of FORGE.

     3.16     Restrictions on Business Activities.     There is no agreement, judgment, injunction, order or decree binding upon FORGE which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of FORGE, any FORGE of property by FORGE or the conduct of business by FORGE as currently conducted or as proposed to be conducted after the consummation of the transactions contemplated by this Agreement.

     3.17     Title to Property.     FORGE owns no real property or any interest therein.

     3.18     Taxes.     Effective as of Closing, FORGE will have timely filed all tax returns required to be filed by it, have paid all Taxes (as defined below) shown thereon to be due and have provided adequate accruals in all respects in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. In addition, (i) no claim for unpaid Taxes that are currently, or will be prior to the Closing, due and payable has become a lien against the property of FORGE or is being asserted against FORGE, (ii) no audit of any Tax Return (as defined below) of FORGE is being conducted by a tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by FORGE and is currently in effect and (iv) there is no agreement, contract or arrangement to which FORGE is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, 162(a) (by reason of being unreasonable in amount), 162(b) through (p) or 404 of the Code. As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

     3.19     Environmental Matters.     FORGE (i) has obtained all applicable permits, licenses and other authorizations which are required under Federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by FORGE (or its respective agents); (ii) is in material compliance with all terms and conditions of such required permits, licenses and authorizations, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved there under; (iii) as of the date hereof, is not aware of nor has received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from FORGE’s (or any of its respective agents) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) has taken all actions necessary under applicable requirements of Federal, state or local laws, rules or regulations to register any products or materials required to be registered by FORGE (or any of its respective agents).

     3.20     Intangible Assets.     FORGE has full rights to all patents and patent applications (pending or in the process of preparation), domestic or foreign, patent rights, trademarks, trade names and licenses under the patents of others, trade secrets, secret processes and other proprietary rights of every kind and nature used by FORGE at any time or necessary for use by FORGE in its business as presently conducted. None of the foregoing are owned or controlled in whole or in part directly or indirectly by any of FORGE’s officers, directors, employees, consultants or independent contractors. All such patents, patent applications, patent rights and licenses are valid and effective in accordance with their terms, and all such trade names, trade secrets, secret processes and other proprietary rights are valid and effective. The conduct of FORGE’s business or any other actions by FORGE has not and does not infringe upon the patents, trademarks, trade secrets, or copyrights or other intellectual property rights of any other party. FORGE has not received any notice of any claim of infringement. There are no agreements, contracts or obligations under which FORGE is obligated with respect to, or is using, any patents, patent applications, patent rights, trademarks, trade names, licenses under the patents of others, trade secrets, secret processes or other proprietary rights. Within five business days prior to the Closing Date FORGE shall furnish to CRYO a list of all patents, trademarks, trade secrets, copyrights, licenses and other intellectual property owned by FORGE.

     3.21     Agreements, Contracts and Commitments.     FORGE is not a party to and is not bound by:

     (a)     any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

     (b)     any agreement, contract or commitment containing any covenant limiting in any respect the right of FORGE to engage in any line of business or to compete with any person; or

     (c) any agreement, contract or commitment currently in force relating to the disposition or FORGE by FORGE after the date of this Agreement of any assets not in the ordinary course of business or pursuant to which FORGE has any material ownership interest in any corporation, partnership, limited liability company, joint venture or other business enterprise.

     FORGE is not and, to FORGE’s knowledge, no other party is in breach, violation or default under, and FORGE has not received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which FORGE is a party or by which any of its properties is bound or affected.

     FORGE will prepare and deliver Schedule 3.21 to CRYO by no later than August 15, 2003 which will identify and list all agreements, contracts or commitments currently in effect or entered into within the last three years by FORGE.

     3.22     Insurance.     FORGE has timely made all claims under all insurance policies and fidelity bonds. There is no claim by FORGE pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Within five business days prior to the Closing Date FORGE shall furnish to CRYO copies of all FORGE insurance policies and fidelity bonds currently in effect or pursuant to which there are outstanding claims.

     3.23     Directors and Officers.     FORGE has delivered to CRYO a complete list of the current Board of Directors and officers of FORGE.

     3.24     Transfer Agent.     StockTrans, located at 44 West Ardmore, P.A. 19003 acts as FORGE's transfer agent. At closing, FORGE does not owe any money to StockTrans and FORGE is in compliance with all relative agreements.

     3.25     Stock Transfer Records.     The stock transfer books and stock ledgers of FORGE are in good order, complete, accurate, and up to date, and with all necessary signatures, and set forth all stock and securities issued, transferred and surrendered. No duplicate certificate has been issued at any time heretofore without an adequate indemnity agreement and/or bond being posted. No transfer has been made without surrender of the proper certificate duly endorsed. All certificates so surrendered have been duly canceled and are attached to the proper stubs with all necessary stock powers attached hereto.

     3.26     Corporate Record Books.     The corporate record books of FORGE are in reasonable order, accurate and complete, with all necessary signatures, and set forth all meetings and actions of Selling Stockholders or directors.

     3.27     Related Party Transactions.     Neither any officer nor any director or employee of FORGE, nor any spouse or child of any of them, has any direct or indirect interest in any competitor, supplier, customer or transfer agent or market maker for any securities of FORGE or in any person from whom or to whom FORGE leases any real or personal property, or in any other person with whom FORGE is doing business.

     3.28     Lack of Disputes.     There is currently no dispute, pending or, to the knowledge of FORGE, threatened, anticipated or contemplated of any kind with any customer, supplier, source of financing, employee, landlord, or licensee of FORGE.

     3.29     Board Approval.     The Board of Directors of FORGE has, as of the date of this Agreement, (i) approved, subject to stockholder approval, this Agreement and the transactions contemplated hereby, (ii) determined that this Agreement is in the best interests of the Selling Stockholders of FORGE and is on terms that are fair to such Selling Stockholders and (iii) recommended that the Selling Stockholders of FORGE approve this Agreement.

     3.30     Vote Required.     The affirmative vote of the holders of a majority of the outstanding shares of FORGE Common Stock is the only vote of the holders of any class or series of FORGE’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     3.31     Disclosures.     None of the representations or warranties by FORGE in this Agreement and no statement contained in any certificate or other writing furnished by FORGE in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF CRYO

     CRYO represents and warrants to FORGE of the date hereof and as of the Closing Date as set forth in this Article IV:

     4.1     Organization and Qualification.     CRYO was duly incorporated in January 2002 and is validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. CRYO is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. CRYO is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. CRYO does not directly or indirectly own, or have the right or obligation to acquire, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business, association or entity. CRYO does not own any subsidiaries.

     4.2     Certificate of Incorporation and Bylaws.     CRYO has previously furnished to FORGE a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date. Such Certificate of Incorporation and Bylaws are in full force and effect. CRYO is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

     4.3     Authority Relative to This Agreement.     CRYO has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of this Agreement by the holders the outstanding shares of CRYO Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CRYO and the consummation by CRYO of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of CRYO and no other corporate proceedings on the part of CRYO are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the holders of the outstanding shares of CRYO Common Stock, which CRYO shall use its best efforts to obtain prior to the Closing Date). This Agreement has been duly and validly executed and delivered by CRYO and the Majority Selling Stockholders and, assuming the due authorization, execution and delivery by FORGE and all of the Selling Stockholders, constitutes a legal and binding obligation of CRYO and the Selling Stockholders, enforceable against CRYO and the Selling Stockholders in accordance with its terms.

     4.4     No Conflict; Required Filings and Consents.     (a) The execution and delivery of this Agreement by CRYO and the Selling Stockholders do not, and the performance of this Agreement by CRYO and the Selling Stockholders shall not, (i) conflict with or violate CRYO's Certificate of Incorporation or Bylaws, (ii) subject to obtaining the approval of this Agreement by the holders of a majority of the outstanding shares of CRYO Common Stock, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to CRYO or by which it or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair CRYO’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of CRYO pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which CRYO is a party or by which CRYO or any of its properties is bound or affected.

     (b)     The execution and delivery of this Agreement by CRYO and the Selling Stockholders do not, and the performance of this Agreement by CRYO and the Selling Stockholders shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, or governmental or regulatory authority, domestic or foreign, required to be obtained by CRYO except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations there under, and the rules and regulations of the Nasd, Inc.

     4.5     Compliance; Permits.     (a) CRYO is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to CRYO or by which any of its properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which CRYO is a party or by which CRYO or any of its properties is bound or affected. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of CRYO, threatened against CRYO, nor has any governmental or regulatory body or authority indicated an intention to conduct the same.

     (b)     CRYO holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are necessary or desirable to the operation of the business of CRYO

(collectively, the “CRYO Permits”). CRYO is in compliance in all respects with the terms of the CRYO Permits.

     4.6     Capital Structure of CRYO.     The authorized capital stock of CRYO consists of 50,000,000 shares of CRYO Common Stock, of which 27,000,000 shares are issued and outstanding. No other class of stock is authorized. There are currently outstanding options, warrants, convertible notes, including the CRYO Convertible Notes, and other rights to purchase or acquire an aggregate of 9,000,000 shares of CRYO Common Stock, of which the CRYO Convertible Notes entitle the holders to acquire not more than 2,740,000 shares of CRYO Common Stock upon conversion. CRYO will deliver to deliver Schedule 4.6 to FORGE by August 15, 2003 which will include a list of the holders of the outstanding common stock of CRYO and the holders of all outstanding options, warrants convertible notes, including the CRYO Convertible Notes, and rights to purchase CRYO Common Stock. CRYO will deliver to FORGE copies of all agreements, certificates and notes representing the outstanding options, warrants, convertible notes, including the CRYO Convertible Notes and other rights to purchase or acquire shares of CRYO Common Stock concurrently with the delivery of Schedule 4.6. Schedule 4.6 will also include the respective number of shares, options, warrants convertible notes, including the CRYO Convertible Notes, or other rights held by each holder and the material terms of each option, warrant, convertible notes, including the CRYO Convertible Notes, and other rights to purchase or acquire shares of CRYO Common Stock. All of the issued and outstanding CRYO Common Stock has been duly authorized and validly issued, and is fully paid and non-assessable and was issued free of preemptive rights. All of the issued and outstanding shares of CRYO have been duly authorized, are validly issued, were not issued in violation of any preemptive rights and are fully paid and non-assessable, are not subject to preemptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations. Except for this Agreement and as set forth on Schedule 4.6, there are no outstanding options, warrants, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of CRYO Common Stock, or any obligation of CRYO to issue any shares of CRYO Common Stock.

     4.7     Financial Statements.     (a) CRYO has delivered to FORGE a fully compiled balance sheet of CRYO as at May 31, 2003 and the related compiled profit and loss statement for the period from inception to May 31, 2003 (the “Unaudited CRYO Financial Statements”). Schedule 4.7 includes a copy of the Unaudited CRYO Financial Statements.

     (b)     The Unaudited CRYO Financial Statements present fairly the financial condition, assets and liabilities of CRYO as of May 31 2003 and the results of operations for the period indicated, as required by and in accordance with GAAP. The Unaudited CRYO Financial Statements were prepared in accordance with GAAP consistently applied. Upon delivery in accordance with Section 6.1(c), the CRYO Financial Statements will present fairly the financial condition, assets and liabilities of CRYO as of the dates indicated and the results of operations for the periods indicated, as required by and in accordance with GAAP, and will have been prepared in accordance with GAAP consistently applied. As of the date of any of such financial statements, except to the extent reflected therein, CRYO did not and will not have any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto prepared in accordance with GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of CRYO in accordance with GAAP. Such statements of operations and comprehensive income present fairly or will present fairly the results of operations of CRYO for the periods indicated. Such statements of changes in shareholders' equity and cash flows present or will present fairly the information, which should be presented therein in accordance with GAAP. As of the Closing Date, CRYO will have no liabilities other than those permitted by this Agreement. Each of these representations and warranties will apply to the CRYO Financial Statements upon delivery.

     (c)     Schedule 4.7 sets forth all material adverse changes in the financial condition, assets, liabilities or business of CRYO, including each out of the ordinary course of business increase to the liabilities of CRYO, and each increase paid, or agreed to, in the compensation, retirement benefits or other commitments to employees of CRYO since the date of the Unaudited CRYO Financial Statements. Since the date of the Unaudited CRYO Financial Statements and except as disclosed in Schedule 4.7, there have been and will have been no material adverse changes in the financial condition, assets, liabilities or business of CRYO, nor any increase paid, or agreed to, in the compensation, retirement benefits or other commitments to employees of CRYO. Upon delivery of the CRYO Financial Statements in accordance with Section 6.1(c), and except as disclosed in Schedule 4.7, there will have been no material adverse changes in the financial condition, assets, liabilities or business of CRYO, nor any increase paid, or agreed to, in the compensation, retirement benefits or other commitments to employees of CRYO since the date of the CRYO Financial Statements.

     (d)     The financial and other books and records of CRYO are complete and correct and have been maintained in accordance with good business and accounting practices, and the CRYO Financial Statements can be reconciled with such books and records. The books, records and accounts of CRYO accurately and fairly reflect, in reasonable detail, the transactions, assets and liabilities of CRYO. CRYO has not engaged in any transaction, maintained any bank account or used any funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of CRYO. All such books and records shall be made available to FORGE at Closing.

     4.8     No Undisclosed Liabilities.     Except as disclosed in Schedule 4.7, the CRYO does not have any liabilities (absolute, accrued, contingent or otherwise) except (i) liabilities provided for in the Unaudited CRYO Financial Statements and the CRYO Financial Statements, (ii) liabilities incurred in the ordinary course of business, or (iii) banking, accounting, legal and printing fees associated with the transactions contemplated by this Agreement.

     4.9     Material Contracts and Transactions.     CRYO will prepare and deliver to FORGE by no later than August 15, 2003 a list of all material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which CRYO is a party (collectively, the “Contracts”) which will be attached to this Agreement as Schedule 4.9. CRYO will deliver to FORGE copies of all material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts concurrently with the delivery of Schedule 4.9.

(a)	Except as listed on Schedule 4.9, CRYO is not a party to any written or oral:

	(1)	agreement for the purchase, sale or lease of any capital assets, or continuing contracts for the purchase or lease of any materials, supplies, equipment, real property or services;

	(2)	agreement regarding, sales agency, distributorship, or the payment of commissions;

	(3)	agreement for the employment or consultancy of any person or entity;

(4)
note, debenture, bond, trust agreement, letter of credit agreement loan agreement, or other contract or commitment for the borrowing or lending of money, or agreement or arrangement for a line of credit or guarantee, pledge, or undertaking of the indebtedness of any other person;

	(5)	agreement, contract, or commitment for any charitable or political contribution;

(6)
agreement, contract, or commitment limiting or restraining CRYO, their business or any successor thereto from engaging or competing in any manner or in any business or from hiring any employees, nor is any employee of CRYO subject to any such agreement, contract, or commitment;

	(7)	material agreement, contract, or commitment not made in the ordinary course of business;

	(8)	agreement establishing or providing for any joint venture, partnership, or similar arrangement with any other person or entity;

	(9)	agreement, contract or understanding containing a “change in control,” or similar provision; or

(10)	power of attorney or similar authority to act.

     (b)     Except as disclosed in Schedule 4.9 and Schedule 4.16, each Contract is in full force and effect, and there exists no material breach or violation of or default by CRYO under any Contract nor by any other party to a Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Contract by CRYO or by any other party to a Contract. The continuation, validity, and effectiveness of each Contract will in no way be affected by the consummation of the transactions contemplated by this Agreement. Except as listed on Schedule 4.9, there exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract. A true, correct and complete copy (and if oral, a description of material terms) of each Contract, as amended to date, has been or will be furnished to FORGE.

     4.10     Litigation.     There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of CRYO, threatened against CRYO or any properties or rights of CRYO or as to which CRYO has received any written notice or assertion, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

     4.11     Labor Matters.     There is no litigation pending or, to the knowledge of CRYO, threatened, between CRYO and any of its employees. As of the date of this Agreement, CRYO is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by CRYO nor does CRYO know of any activities or proceedings of any labor union to organize any such employees. As of the date of this Agreement, CRYO has no knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of CRYO.

     4.12     Restrictions on Business Activities.     There is no agreement, judgment, injunction, order or decree binding upon CRYO which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of CRYO, any acquisition of property by CRYO or the conduct of business by CRYO as currently conducted.

     4.13     Title to Property.     CRYO has good title to all of its properties and assets, free and clear of all liens, charges and encumbrances; and all leases pursuant to which CRYO leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or any event which with notice or lapse of time, or both, would constitute a default). All the plants, structures and equipment of CRYO are in good operating condition and repair.

     4.14     Taxes.     Prior to the Closing, CRYO will have timely filed all tax returns required to be filed by it, have paid all Taxes shown thereon to be due and have provided adequate accruals in all respects in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. In addition, (i) no claim for unpaid Taxes that are currently, or will be prior to the Closing, due and payable has become a lien against the property of CRYO or is being asserted against CRYO, (ii) no audit of any Tax Return of CRYO is being conducted by a tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by CRYO and is currently in effect and (iv) there is no agreement, contract or arrangement to which CRYO is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, 162(a) (by reason of being unreasonable in amount), 162(b) through (p) or 404 of the Code.

     4.15     Environmental Matters.     CRYO (i) has obtained all applicable permits, licenses and other authorizations which are required under Federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by CRYO (or its respective agents); (ii) is in material compliance with all terms and conditions of such required permits, licenses and authorizations, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, is not aware of nor has received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from CRYO’s (or any of its respective agents) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) has taken all actions necessary under applicable requirements of Federal, state or local laws, rules or regulations to register any products or materials required to be registered by CRYO (or any of its respective agents).

     4.16     Intellectual Property

     (a)     Intellectual Property Assets. The Intellectual Property Assets are all those necessary for the operation of the business of CRYO as it is currently conducted. The term “Intellectual Property Assets” includes:

(1)	the name “Cryotherm”, all functional business names, trading names, registered and unregistered trademarks, service marks, and applications collectively, “Marks”);

(2)	all patents, patent applications, and inventions, methods, processes and discoveries that may be patentable (collectively, “Patents”);

(3)	all copyrights in both published works and unpublished works (collectively, “Copyrights”);

(4)
all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by CRYO as licensee or licensor (collectively, “Trade Secrets”).

     (b)     Agreements.     Schedule 4.16 contains a complete and accurate list and summary description, including any royalties paid or received by CRYO, of all contracts and agreements relating to the Intellectual Property Assets to which CRYO is a party or by which CRYO is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which CRYO is the licensee. There are no outstanding or threatened disputes or disagreements with respect to any such agreement.

     (c)     Intellectual Property and Know-How Necessary for the Business.     Except as set forth in Schedule 4.16, CRYO is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, and has the right to use without payment to a third party of all the Intellectual Property Assets. Except as set forth in Schedule 4.16, all former and current employees and contractors of CRYO have executed written contracts, agreements or other undertakings with CRYO that assign all rights to any inventions, improvements, discoveries, or information relating to the business of CRYO. No employee, director, officer or shareholder of any of CRYO owns directly or indirectly in whole or in part, any Intellectual Property Asset which CRYO is presently using or which is necessary for the conduct of its business. No employee or contractor of CRYO has entered into any contract or agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than CRYO.

     (d)     Patents.     Schedule 4.16 contains a complete and accurate list and summary description of all Patents. CRYO is the licensee of the Patents set forth in Schedule 4.16 on the terms and conditions of the license agreements referenced in Schedule 4.16 To the knowledge of CRYO and its officers and directors, the owners of the Patents set forth in Schedule 4.16 are the owners of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims. To the knowledge of CRYO and its officers and directors, all of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling, due within ninety days after the Closing Date. To the knowledge of CRYO and its officers and directors, no Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the knowledge of CRYO and its officers and directors, there is no potentially interfering patent or patent application of any third party. To the knowledge of CRYO and its officers and directors, no Patent is infringed or has been challenged or threatened in any way. To the knowledge of CRYO and its officers and directors, none of the products manufactured and sold, nor any process or know-how used, by CRYO infringe or is alleged to infringe any patent or other proprietary night of any other person or entity. To the knowledge of CRYO and its officers and directors, all products made, used, or sold under the Patents have been marked with the proper patent notice.

     (e)     Trademarks.     Schedule 4.16 contains a complete and accurate list and summary description of all Marks and the jurisdiction where the Mark is registered, if applicable. CRYO is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges. encumbrances, and other adverse claims. All Marks that have been registered with the United States Patent and Trademark Office or any other country's trademark registration office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Effective Time. No Mark has been or is now involved in any opposition, invalidation, or cancellation and no such action is threatened with the respect to any of the Marks. There is no potentially interfering trademark or trademark application of any third party. No Mark is infringed or has been challenged or threatened in any way. None of the Marks used by CRYO infringes or is alleged to infringe any trade name, trademark, or service mark of any third party. All products and materials containing a Mark bear the proper federal or other registration notice where permitted by law.

     (f)     Copyrights.     Schedule 4.16 contains a complete and accurate list and summary description of all Copyrights. CRYO is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims. CRYO has not taken any steps to register any Copyrights.

     (g)     Trade Secrets.     CRYO has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets. CRYO has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any person or entity or to the detriment of CRYO. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

     4.17     Directors and Officers.     CRYO has delivered to FORGE a complete list of the current Board of Directors and officers of CRYO.

     4.18     Corporate Record Books.     The corporate record books of CRYO are, or immediately prior to the Closing Date will be, in good order, complete, accurate, up to date, with all necessary signatures, and set forth all meetings and actions set forth in all certificates of votes of Selling Stockholders or directors furnished to anyone at any time.

     4.19     Lack of Disputes.     There is currently no dispute, pending or, to the knowledge of CRYO, threatened, anticipated or contemplated of any kind with any customer, supplier, source of financing, employee, landlord, or licensee of CRYO.

     4.20     Board Approval.     The Board of Directors of CRYO has, as of the date of this Agreement, (i) approved, subject to stockholder approval, this Agreement and the transactions contemplated hereby, (ii) determined that this Agreement is in the best interests of the Selling Stockholders of CRYO and is on terms that are fair to such Selling Stockholders and (iii) recommended that the Selling Stockholders of CRYO approve this Agreement.

     4.21     Vote Required.     The affirmative vote or consent of the holders of the outstanding shares of CRYO Common Stock is the only vote of the holders of any class or series of CRYO’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     4.22     Disclosures.     None of the representations or warranties by CRYO in this Agreement and no statement contained in any certificate or other writing furnished by CRYO in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE V.
COVENANTS, REPRESENTATIONS AND WARRANTIES
OF THE SELLING STOCKHOLDERS

     The Selling Stockholders each severally covenants with and represents and warrants to FORGE as follows, and acknowledges that FORGE is relying upon such covenants, representations and warranties in connection with the purchase by FORGE of the CRYO Shares:

     5.1     The shares of CRYO Common Stock owned by the Selling Stockholders are owned by them as the recorded owners with a good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever and the Selling Stockholders have all necessary power and authority to deal with shares of CRYO Common Stock in accordance with this Agreement.

     5.2     No person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from the Selling Stockholders of any of shares of CRYO Common Stock held by them.

     5.3     This agreement has been duly authorized, validly executed and delivered by each Selling stockholder.

     5.4     The Selling Stockholder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters such that it is capable of evaluating the merits and risks of the investment in the FORGE Common Stock. The Selling Stockholder can bear the economic risk of this investment, and was not organized for the purpose of acquiring its shares of CRYO Common Stock .

     5.5     The Selling Stockholder believes it has received all the information it considers necessary or appropriate for deciding whether to execute this Agreement, including a copy of the FORGE Commission Filings. The Selling Stockholder further represents that it has had an opportunity to ask questions and receive answers from FORGE regarding the terms and conditions of the Plan of Reorganization and the business, properties, prospects and financial condition of FORGE. The Selling Stockholder has had full opportunity to discuss this information with the Selling Stockholder’s legal and financial advisers prior to execution of this Agreement.

     5.6.     The Selling Stockholder acknowledges that the Plan of Reorganization has not been reviewed by the SEC and that the shares of FORGE Common Stock will be issued pursuant to an exemption from registration under the Securities Act.

     5.7     The Selling Stockholders understands that the shares of FORGE Common Stock it will be issued will be characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Selling Stockholder represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

     5.8     The FORGE Common Stock will be acquired by the Selling Stockholder for investment for the Selling Stockholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Selling Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Selling Stockholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the share of FORGE Common Stock to be issued on Closing.

     5.9     An investment in FORGE is highly speculative and the Selling Stockholder is financially able to bear the economic risks of an investment in the Company.

     5.10   The Selling Stockholder recognizes that an investment in the FORGE Common Stock involves a high degree of risk in that FORGE is in the early stages of development of its business and will require substantial funds in order to complete its business plan of operations.

     5.11   The Selling Stockholder is an “Accredited Investor” as defined by Rule 501 of Regulation D of the 1933 Act by virtue of satisfying one or more of the following categories (please place an "X" on each appropriate box):

Category 1.     Any director or executive officer of FORGE;

Category 2.     Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase, exceeds $1,000,000;

Category 3.     Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching that same income level in the current year;

Category 4.     Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

Category 5.     Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

Category 6.     Any bank as defined in Section 3(a)(2) of the 1933 Act, or any savings and loan association or other institution as defined in Section 3(a)(5)A of the 1933 Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the 1934 Act; any insurance company as defined in Section 2(13) of the 1933 Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of the 1933 Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivision, for the benefit of its employees if such plan has total assets in excess of $5,000,000; and an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of said Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

Category 7.     Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the 1933 Act;

Category 8.     Any self-directed employee benefit plan with investment decisions made solely by persons that are accredited investors within the meaning of Rule 501 of Regulation D promulgated under the 1933 Act; or

Category 9.     Any entity in which all of the equity owners are accredited investors;

ARTICLE VI
CLOSING CONDITIONS

     6.1     Conditions Precedent to Closing by FORGE .     The obligation of FORGE to consummate the Plan of Reorganization is subject to the satisfaction of the conditions set forth below, unless any such condition is waived FORGE at the Closing. The Closing of the Plan of Reorganization will be deemed to mean a waiver of all conditions to Closing.

     (a)     Representations and Warranties.     The representations and warranties of CRYO set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and CRYO will have delivered to FORGE a certificate dated as of the Closing Date, to the effect that the representations and warranties made by CRYO in this Agreement are true and correct.

     (b)     Performance.     All of the covenants and obligations that CRYO is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

     (c)     Financial Statements.     CRYO will have delivered to FORGE by August 31, 2003 all financial statements of CRYO required to be filed by FORGE with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as a consequence of the completion of the Plan or Reorganization (the “CRYO Financial Statements”), including, without limitation:

(i)	audited financial statements for the year ended December 31, 2002;

(ii)	interim unaudited financial statements for the six months ended June 30, 2003;

(iii)	the information necessary to enable FORGE to complete the pro-forma financial statements required by Form 8-K.

The CRYO Financial Statements will not disclose or report any material adverse change to the business, financial condition, assets or liabilities of CRYO from the Unaudited Financial Statements, except those changes previously disclosed in the Schedules attached to this Agreement.

     (d)     Third Party Consents.     CRYO will have received duly executed copies of all third-party consents and approvals contemplated by the Plan of Reorganization, in form and substance reasonably satisfactory to FORGE.

     (e)     No Material Adverse Change.     No event will have occurred since the date of this Agreement that has had a material adverse effect on the business, operations, assets, properties, prospects or conditions of CRYO taken as a whole.

     (f)     No Action.     No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent the consummation of any of the transactions contemplated by this Agreement, or (ii) cause the transactions to be rescinded following consummation.

     (g)    Due Diligence Review.     FORGE will be reasonably satisfied in all respects with their due diligence investigation and review of CRYO.

     (h)     Selling Stockholders.     Selling Stockholders holding more than 95% of the outstanding shares of the common stock of CRYO will have executed this Agreement.

     (i)     Assets and Liabilities of CRYO.     The assets of CRYO will be not less than $100,000 US and the liabilities of CRYO will be not more than $1,050,000 US as of the Closing, including the CRYO Convertible Notes, exclusive of liabilities incurred by CRYO in the ordinary course of business subsequent to May 31, 2003.

     (j)      Corporate Approvals.     CRYO will have taken all necessary corporate action and obtained all necessary approvals, including directors’, shareholders’ and applicable regulatory approvals, to the Plan of Reorganization.

     (k)     Compliance with Securities Laws.     FORGE will have received evidence satisfactory to FORGE in its discretion that the Plan of Reorganization and all shares of FORGE Common Stock issuable in the Plan of Reorganization comply with all applicable securities laws.

     (l)      Options.     The holders of the outstanding options to purchase 6,260,000 shares of CRYO Common Stock will have agreed to exchange their options for options to purchase shares of FORGE Common Stock, on the basis of 0.7037037 FORGE options for each CRYO option, at an exercise of $0.10 per post-split share, such that there will be options to purchase 4,405,185 post-split shares of FORGE common stock upon completion of the Plan of Reorganization. This agreement may be express or implied as a result of the terms and conditions of the option agreement between CRYO and the optionee.

     (m)     Schedules.     CRYO will have delivered FORGE on or before August 15, 2003 all Schedules required to be delivered by CRYO to FORGE under this Agreement after execution, including Schedule 4.6 and Schedule 4.9, and all information set forth in each schedule and delivered in connection with each schedule will be satisfactory to FORGE in its discretion.

     (n)     Board Composition.     The composition of the board of directors of FORGE will be in accordance with Section 7.11 on Closing.

     (o)     Convertible Note Assumption.     The CRYO Convertible Note Holders will have agreed to accept the FORGE Convertible Notes in exchange for the CRYO Convertible Notes on closing.

     6.2     Conditions Precedent to Closing by CRYO.     The obligation of CRYO to consummate the Plan of Reorganization is subject to the satisfaction of the conditions set forth below, unless such condition is waived by CRYO at the Closing. The Closing of the Plan of Reorganization will be deemed to mean a waiver of all conditions to Closing.

     (a)     Representations and Warranties.     The representations and warranties of FORGE set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and FORGE will have delivered to CRYO a certificate dated the Closing Date, to the effect that the representations and warranties made by FORGE in this Agreement are true and correct.

     (b)     Performance.     All of the covenants and obligations that FORGE is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

     (c)     Financing.     FORGE will have completed a private placement financing of common stock or common stock and share purchase warrants (the “FORGE Private Placement”) as follows:

(1)	the gross proceeds of the FORGE Private Placement will equal a minimum of $2,000,000;

(2)	The FORGE Private Placement may be completed either as an offering of common stock or common stock and share purchase warrants;

(3)	If the FORGE Private Placement is completed as an offering of common stock, then offering price of the common stock will not be less than $1.50 per share;

(4)
If the FORGE Private Placement is completed as an offering of common stock and share purchase warrants, then offering price will not be less than $1.50 per unit and the share purchase warrants will be exercisable at a price of not less than $2.25 per share;

(5)
the FORGE Private Placement may complete prior to or contemporaneously with the Closing and it may be a condition of the FORGE Private Placement that the Closing will have occurred or will occur contemporaneously with the closing of the FORGE Private Placement.

     FORGE and CRYO agree that the proceeds of the FORGE Private Placement will be applied as follows: the Ignite/ Forge divisions of FORGE will receive $500,000 with the balance of the proceeds to be utilized by the Cryotherm division. For any future financings completed subsequent to Closing, the Ignite/ Forge divisions will receive 25% and the Cryotherm division will receive 75% of net proceeds for financings up to $2,000,000 and thereafter the proceeds will be split based upon budgets for each division approved by the board of directors of FORGE.

     (d)     Debt Conversion.     FORGE will have completed the conversion of $333,333 of outstanding debt into 9,999,999 post-split shares of FORGE Common Stock (3,333,333 pre-split shares) (the “FORGE Debt Conversion”), which debt will include the debt owed to Camino Enterprises Ltd., the personal holding company of Mr. Dan Hunter, a director of FORGE, and certain other creditors and assigns. Each creditor of FORGE participating in the FORGE Debt Conversion will contractually agree that they will not sell the shares of FORGE Common Stock received on completion of the FORGE Debt Conversion for a period of one year. This contractual one year hold period will be in addition to any hold period imposed by applicable securities laws.

     (e)     Forge Reorganization.     FORGE will have completed the following corporate changes (the “FORGE Reorganization”):

(1)	FORGE will have completed the change of its jurisdiction of incorporation from Delaware to Nevada;

(2)	FORGE will have completed the change of its corporate name to Global Cogen, Inc., or such other name acceptable to FORGE and CRYO;

(3)
FORGE will have completed a 3 for 1 forward split of all existing FORGE Common Stock, such that the 27,000,000 outstanding shares of CRYO Common Stock and 6,260,000 options, warrants, convertible notes, including the CRYO Convertible Notes and other rights to purchase or acquire CRYO Common Stock will be exchanged for 19,000,0000 shares of FORGE Common Stock, 4,405,185 options and warrants to purchase or acquire shares of FORGE Common Stock and the FORGE Convertible Notes convertible into 1,928,148 shares of FORGE Common Stock on Closing, if all holders of CRYO Common Stock execute this Agreement and if all holders of options, warrants convertible notes, including the CRYO Convertible Notes, and other rights to purchase or acquire shares of CRYO Common Stock accept the exchange contemplated by this Agreement;

(4)	FORGE will have increased its authorized capital to include 100,000,000 shares of common stock (post-split).

FORGE will upon execution of this Agreement take necessary action in order to obtain shareholder approval to each of these matters, including the filing of proxy material with the Securities and Exchange Commission pursuant to Section 14(a) of the Securities Exchange Act of 1934, and will complete the required filings with the Delaware and Nevada Secretaries of State upon receipt of shareholder approval in order to give effect to these corporate changes.

     (f)     Third Party Consents.     CRYO will have received duly executed copies of all third-party consents and approvals contemplated by the Plan of Reorganization, in form and substance reasonably satisfactory to CRYO.

     (g)    Corporate Approvals.     FORGE will have taken all necessary corporate action and obtained all necessary approvals, including directors’, shareholders’ and applicable regulatory approvals, to the Plan of Reorganization.

     (h)    No Material Adverse Change.     No event will have occurred since the date of this Agreement that has had a material adverse effect on the business, operations, assets, properties, prospects or conditions of FORGE taken as a whole.

     (i)     No Action.     No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; or (ii) cause the transactions to be rescinded following consummation.

     (j)     Liabilities of FORGE.     The liabilities of FORGE will be not more than the liabilities of FORGE indicated on its March 31, 2003 balance sheet, less the liabilities reduced as a result of the FORGE Debt Conversion, exclusive of liabilities incurred by FORGE in the ordinary course of business subsequent to March 31, 2003 and liabilities in respect of advances by affiliates of FORGE during the period between the date of this Agreement and Closing.

     (k)     Due Diligence Review.     CRYO will be reasonably satisfied in all respects with their due diligence investigation and review of FORGE.

     (l)      Schedules.     FORGE will have delivered to CRYO on or before August 15, 2003 all Schedules required to be delivered by FORGE to CRYO under this Agreement after execution, including Schedules 3.1, 3.6, 3.14 and 3.21, and all information set forth in each schedule will be satisfactory to CRYO in its discretion.

     (m)    Convertible Note Assumption.     FORGE will have taken all necessary corporate action and obtained all necessary corporate approvals, including directors’, shareholders’ and applicable regulatory approvals, to issue the FORGE Convertible Notes in exchange for the CRYO Convertible Notes.

ARTICLE VII
ADDITIONAL COVENANTS OF THE PARTIES

     7.1     FORGE.     FORGE agrees to use its best efforts to complete the FORGE Private Placement, the FORGE Reorganization and the FORGE Debt Settlement.

     7.2     CRYO.     CRYO agrees to use its best efforts to complete and deliver the CRYO Financial Statements by August 31, 2003.

     7.3     Access and Investigation.     Between the date of this Agreement and the Closing Date, CRYO, on the one hand, and FORGE, on the other hand, will, and will cause each of their respective representatives to, (a) afford the other and its representatives full and free access to its personnel, properties, contracts, books and records, and other documents and data, (b) furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other may otherwise reasonably request, and (c) furnish the other and its representatives with such additional financial, operating, and other data and information as the other may reasonably request. All of such access, investigation and communication by a party and its representatives will be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other party. Each party will instruct its auditors to cooperate with the other party and its representatives in connection with such investigations

     7.4     Confidentiality.     All information regarding the business of CRYO including, without limitation, financial information that CRYO provides to FORGE during FORGE’s due diligence investigation of CRYO will be kept in strict confidence by FORGE and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by FORGE or disclosed to any third party (other than FORGE’s professional accounting and legal advisors) without the prior written consent of CRYO. If the transactions contemplated by this Agreement do not proceed for any reason, then upon receipt of a written request from the CRYO, FORGE will immediately return to CRYO any information received regarding CRYO’s business. Likewise, all information regarding the business of FORGE including, without limitation, financial information that FORGE provides to CRYO during its due diligence investigation of FORGE will be kept in strict confidence by CRYO and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by CRYO or disclosed to any third party (other than CRYO’s professional accounting and legal advisors) without FORGE’s prior written consent. If the transactions contemplated by this Agreement do not proceed for any reason, then upon receipt of a written request from FORGE, CRYO will immediately return to FORGE (or as directed by FORGE) any information received regarding FORGE’s business.

     7.5     Notification.     Between the date of this Agreement and the Effective Time, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

     7.6     Exclusivity.     Until such time, if any, as this Agreement is terminated pursuant to this Agreement, neither CRYO nor FORGE will, directly or indirectly solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity (other than each other) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business), or any of the capital stock of CRYO or FORGE, as applicable, or any merger, consolidation, business combination, or similar transaction. Each party will promptly notify the other if it receives an unsolicited offer for such a transaction, or obtains information that such an offer is likely to be made, which notice will include the identity of the prospective offeror and the price and terms of the proposed offer.

     7.7     Conduct of CRYO Business Prior to Closing.     From the date of this Agreement to the Closing Date, and except to the extent that FORGE otherwise consents in writing, CRYO will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

     7.8     Certain Acts Prohibited - CRYO.     Except as expressly contemplated in the Schedules to this Agreement, between the date of this Agreement and the Closing Date, CRYO will not, without the prior written consent of FORGE:

     (a)     amend its certificate of incorporation, by-laws or other organizational documents;

     (b)     incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of CRYO;

     (c)     dispose of or contract to dispose of any CRYO property or assets except in the ordinary course of business consistent with past practice;

     (d)     issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of the CRYO Common Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

     (e)     not (i) declare, set aside or pay any dividends on, or make any other distributions in respect of the CRYO Common Stock, or (ii) split, combine or reclassify any CRYO Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of CRYO Common Stock; or

     (f)     not materially increase benefits or compensation expenses of CRYO, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a Plan or arrangement as in effect on the date of this Agreement to any such person.

     7.9    Certain Acts Prohibited - FORGE. Between the date of this Agreement and the Closing Date, FORGE will not, without the prior written consent of CRYO and except as contemplated by this Agreement:

     (a)     amend its certificate of incorporation, by-laws or other organizational documents;

     (b)     incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of FORGE;

     (c)     dispose of or contract to dispose of any FORGE property or assets except in the ordinary course of business consistent with past practice;

     (d)     issue or sell shares of FORGE Common Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than in the FORGE Private Placement and the FORGE Debt Conversion; or

     (e)     not (i) declare, set aside or pay any dividends on, or make any other distributions in respect of the FORGE Common Stock, or (ii) split, combine or reclassify any FORGE Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of FORGE Common Stock

     7.10   Public Announcements.     FORGE and CRYO each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the transactions contemplated herein without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their consent to such announcement.

     7.11   FORGE Board of Directors.     Concurrent with the Closing of the Plan of Reorganization, the board of directors of FORGE will be increased to five directors and the current directors of FORGE will have adopted resolutions appointing Lawrence Shultz and two nominees of CRYO to the board of directors, such that the board of directors upon closing will consist of: Dan Hunter, Jim McKenzie, Lawrence Shultz and the two nominees of CRYO.

ARTICLE VIII
CLOSING DELIVERIES

     8.1     Closing Deliveries of CRYO and the Selling Stockholders. At Closing, CRYO and the Selling Stockholders will deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to FORGE:

     (a)     copies of all resolutions and/or consent actions adopted by or on behalf of the boards of directors of CRYO and the stockholders of CRYO evidencing approval of this Agreement and the Plan of Reorganization.

     (b)     Copies of: (i) the Certificate of Incorporation of CRYO, certified by the Secretary of State of Delaware; and (ii) good standing certificates and certificates of existence from the Secretary of State of

Delaware, evidencing that CRYO is in existence and in good standing under the laws of the State of Delaware.

     (c)     a certificate of an officer of CRYO, dated as of Closing, certifying that (a) each covenant and obligation of CRYO has been complied with, and (b) each representation, warranty and covenant of CRYO is true and correct at the Closing as if made on and as of the Closing;

     (d)     certificates representing all CRYO Shares duly endorsed in blank for transfer by each of the Selling Stockholders or with a stock power of attorney (in either case with the signature guaranteed by the appropriate official) with all eligible security transfer taxes paid;

     (e)     the CRYO Financial Statements;

     (f)      the minute books of CRYO and all books and records of CRYO;

     (g)     the acceptances of the CRYO Convertible Note Holders to the exchange of the CRYO Convertible Notes for the FORGE Convertible Notes, together with the CRYO Convertible Notes surrendered for cancellation.

     (h)     the acceptances of the holders of the options and warrants to purchase shares of CRYO Common Stock to the exchange of their respective options and warrants for options and warrants to purchase shares of FORGE Common Stock, as contemplated by this Agreement, together with all option agreements and warrant certificates surrendered for cancellation.

     8.2     Closing Deliveries of FORGE.     At Closing, FORGE will deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to CRYO:

     (a)     copies of all resolutions and/or consent actions adopted by or on behalf of the boards of directors and stockholders of FORGE evidencing approval of this Agreement and the Plan of Reorganization and appointing Lawrence Shultz and the two nominees of CRYO to the board of directors of FORGE;

     (b)     a certificate of an officer of FORGE, dated as of Closing, certifying that (a) each covenant and obligation of FORGE has been complied with, and (b) each representation, warranty and covenant of FORGE is true and correct at the Closing as if made on and as of the Closing;

     (c)     share certificates representing Forge Shares duly endorsed with the legends respecting restrictions on transfer as required by or necessary under the applicable securities legislation of the United States, as contemplated by this Agreement;

     (d)     evidence of the closing of the FORGE Private Placement, provided that such closing may be concurrent with the Closing;

     (e)     evidence of the completion of the FORGE Reorganization;

     (f)      evidence of the completion of the FORGE Debt Conversion;

     (g)     the FORGE Convertible Notes in the names of the CRYO Convertible Note Holders;

     (h)     option agreements and warrant certificates in the names of those holders of options and warrants to purchase shares of CRYO Common Stock who have agreed to the exchange of their respective options and warrants for options and warrants to purchase shares of FORGE Common Stock, as contemplated by this Agreement.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVERS

     9.1 Termination.     This Agreement may be terminated at any time prior to Closing, whether before or after the requisite approvals of the Selling Stockholders of FORGE or CRYO:

     (a)     by mutual written consent duly authorized by the Boards of Directors of CRYO and FORGE;

     (b)     by either CRYO or FORGE if the Closing shall not have been consummated by September 30, 2003, for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

     (c)     by CRYO, upon a breach of any representation, warranty, covenant or agreement on the part of FORGE;

     (d)     by FORGE, upon a breach of any representation, warranty, covenant or agreement on the part of CRYO or the Selling Stockholders; or

     (e)     by either CRYO or FORGE if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and cannot be appealed.

     9.2     Notice of Termination; Effect of Termination.     Any termination of this Agreement pursuant to Section 9.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto. In the event of any such termination, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 9.2, Section 9.3 and Article X (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

     9.3     Fees and Expenses.     Except as otherwise expressly set forth in this Agreement, all fees and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Closing occurs.

     9.4     Amendment.     This Agreement may be amended only by an instrument in writing signed by all of the parties.

     9.5     Waiver.     Any party may (i) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (ii) waive compliance with or fulfillment of any of the agreements or conditions for the benefit of such party contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. Any waiver must be in an instrument in writing signed by the waiving party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

     ARTICLE X
GENERAL PROVISIONS

     10.1     Survival.     The representations and warranties of FORGE, CRYO and the Selling Stockholders contained in this Agreement shall survive the Closing for a period of one year following the Closing.

     10.2     Notices.     All notices and other communications hereunder shall be in writing and shall be delivered or sent, with the copies indicated, if delivered personally, by registered or certified mail (postage pre-paid, return receipt requested), fax (with confirmation and additional copy sent by overnight delivery service) or overnight delivery service (by a reputable national carrier) to the parties as follows (or at such other address as a party may specify by notice given pursuant to this Section):

(a)	If to FORGE:
Daniel Hunter, CEO
Forge, Inc.
Suite 610, 375 Water Street
Vancouver, British Columbia
Canada V6B 5C6
Fax: (604) 801-5575

With a copy to:

Stephen F.X. O’Neill
O’Neill & Company
Suite 1880, 1055 West Georgia Street
Vancouver, British Columbia
Canada V6E 3P3
Fax: (604) 687-6650

(b)	If to CRYO or the Selling Stockholders:

Lawrence M. Shultz
Cryotherm, Inc.
2934 ½ Beverly Glen Circle
Suite 301
Bel Air, California 90210
Fax: (310) 246-0346

With a copy to:

Samuel S. Guzik, Esq.
Guzik & Associates
1800 Century Park East, Suite 500
Los Angeles, CA 90067
Fax: (310) 788-2835

     All notices shall be deemed given and received one business day after their delivery to the addresses for the respective party, with the copies indicated as provided in this Section.

     10.3     Further Assurances.     At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such additional action as may be reasonably requested by any other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out and effect the intent and purposes of this Agreement.

     10.4     Interpretation.     The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.5     Counterparts.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     10.6     Entire Agreement; Third Party Beneficiaries.     This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in this Agreement.

     10.7     Severability.     In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     10.8     Other Remedies; Specific Performance.     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.9     Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

FORGE, INC.

By:	/s/ Daniel Hunter
Daniel Hunter

CRYOTHERM, INC.

By:	/s/ Larry Shultz
Larry Shultz

The “Majority Cryotherm Selling Stockholders”:

By:	/s/ Larry Shultz
Larry Shultz

By:	/s/ Robert Hunt
Robert Hunt

JOINDER OF SELLING STOCKHOLDERS OF CRYOTHERM, INC.

Pursuant to the Merger Agreement between Forge, Inc. and Cryotherm, Inc., the undersigned Selling Stockholder(s), who is an “Accredited Investor” as defined by Rule 501 of Regulation D of the 1933 Act, does (do) hereby severally join in, and agree to be bound by, the terms and conditions of the Purchase Agreement and Plan of Reorganization applicable to “Selling Stockholders” in accordance with the terms thereof, effective as of July 28, 2003, and shall upon their signature below be deemed a party thereto for all purposes in accordance with the terms thereof.

In addition, the undersigned hereby delivers:

xxx,000 shares of the common stock of Cryotherm, Inc.,

represented by stock Certificate(s) Number(s): C-xxx

inclusive, standing in the name of the undersigned on the books of Cryotherm, Inc. (Delaware), to be redeemed for:

xx,000 newly issued shares of post-merger Global Cogen, Inc. (formerly Forge, Inc.) (Nevada).

The Selling Stockholder is an “Accredited Investor” as defined by Rule 501 of Regulation D of the 1933 Act by virtue of satisfying one or more of the following categories (please place an "X" on each appropriate box):

☐	Category 1. Any director or executive officer of FORGE;

☐	Category 2. Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase, exceeds $1,000,000;

☐
Category 3.     Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching that same income level in the current year;

☐
Category 4.    Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Category 5. Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

☐
Category 6.  Any bank as defined in Section 3(a)(2) of the 1933 Act, or any savings and loan association or other institution as defined in Section 3(a)(5)A of the 1933 Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the 1934 Act; any insurance company as defined in Section 2(13) of the 1933 Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of the 1933 Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivision, for the benefit of its employees if such plan has total assets in excess of $5,000,000; and an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of said Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐
Category 7.     Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the 1933 Act;

☐
Category 8.     Any self-directed employee benefit plan with investment decisions made solely by persons that are accredited investors within the meaning of Rule 501 of Regulation D promulgated under the 1933 Act; or

☐
Category 9.     Any entity in which all of the equity owners are accredited investors; The undersigned does (do) hereby irrevocably constitute and appoint FORGE's transfer agent, StockTrans, located at 44 West Ardmore, PA 19003, as attorney to transfer the said stock on the books of Cryotherm, Inc. with full power of substitution in the premises.

Dated: _________________________

Shareholder Signature: _____________________________________

Social Security or Taxpayer ID #: _____________________________

In order to receive your new shares in Global Cogen, Inc., please fill in all appropriate information and send this original signed document to: Daniel Hunter, Forge, Inc., Suite 610, 375 Water Street, Vancouver, British Columbia, Canada V6B 5C6 -- Fax: (604) 801-5575

Please also fill in your shareholder address for sending the new stock certificate(s):

_______________________________________________

_______________________________________________

_______________________________________________

Schedule 1.2 - List of CRYO Stockholders

Schedule 3.1 – FORGE Organization and Qualification; Subsidiaries

Schedule 3.6 – Present Capital Structure of FORGE

Schedule 3.14 – FORGE Employee Benefit Plans

Schedule 3.21 - FORGE Agreements, Contracts and Commitments

Schedule 4.6 - Capital Structure of CRYO

Schedule 4.7 – CRYO Financial Statements

The Unaudited CRYO Financial Statements, as required by Section 4.7 of the Agreement, are attached hereto.

This Schedule 4.7 also sets forth below all material adverse changes in the financial condition, assets, liabilities or business of CRYO, including each out of the ordinary course of business increase to the liabilities of CRYO, and each increase paid, or agreed to, in the compensation, retirement benefits or other commitments to employees of CRYO since the date of the Unaudited CRYO Financial Statements.

1.	Cryotherm is a development stage company that has no operating revenues and funding of the company continues to be made by loans from shareholders and investors, and by the sale of stock.

2.	On July 8, 2003, Cryotherm entered into employment agreements with Michael McGhan and James Gayle, and converted the employment agreement with CEO Larry Shultz into a consulting agreement.

3.	On June 25, 2003, the Company was loaned $10,000 under a one-year Convertible Promissary Note from shareholder Geoff Harris that pays 6% interest and is convertible into 40,000 shares of Cryo.

4.	On June 25, 2003, June 29th, July 8th and July 11th, the Company was loaned $2,000, $8,000, $1,000 and $3,000, respectively, by director Larry Shultz, totaling $15,000.

5.	As of July 15, 2003, CRYO is $4,000 and $13,000 in arrears on payments to Robert Hunt and Joseph Volk, respectively, called for under the Hunt and Volk license agreements.

6.
On July 23, 2003, CRYO’s patent attorneys at Harness, Dickey and Pierce tendered a comprehensive patent bill totaling $71,765.57 through June 30, 2003 that was not previously included in the Cryotherm balance sheet.

Schedule 4.9 – CRYO Material Contracts and Transactions

Schedule 4.16 – CRYO Intellectual Property

This Schedule 4.16 contains a complete and accurate list and summary description, including any royalties paid or received by CRYO, of all contracts and agreements relating to the Intellectual Property Assets to which CRYO is a party or by which CRYO is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which CRYO is the licensee. There are no outstanding or threatened disputes or disagreements with respect to any such agreement.

A.   Robert Hunt -- Exclusive License Agreement -- May 20, 2003

Hunt has licensed exclusive worldwide rights to over 20 patent applications to CRYO (see list below) for which he is paid a $20,000 per month license fee and a 3% royalty escalating to 5% royalty of adjusted gross revenues received by CRYO. As of July 15, 2003, CRYO is $13,000 in arrears on payments to Hunt under the license:

1.
Provisional Patent with no number assigned yet dated 02/28/2003, titled, "Hydraulic or Pneumatic Sail Mechanism -- Improved Method of Power Generation, Refrigeration, Pumping, and Compression from Wind Energy, Wave Energy, or Water Current Energy via the use of Sails Constructed of Electronically Controlled Rotatable and Extendable Shutters to Reduce Drag and to Increase Power"; and,

2.
Provisional Patent Number 60/439,514 dated 01/13/2003, titled, "Methods and Apparatus to Generate Useful Power, Refrigeration, and Heating from Harnessing the Potential Energies of Position Via the Continuous Placement or Formation of Bodies of Mass to Create Mass Differentials, Caused by the Gravitational Pull of the Earth, that Are Immediately Converted to Kinetic Energies of Motion in a Cycle"; and,

3.	Provisional Patent Number 60/432,740 dated 12/13/2002, titled, "Drum Jet Turbine with Counter-Rotating Ring and Method of Manufacture"; and,

4.
Provisional Patent Number 60/424,070 dated 11/07/02 titled, "Thermoelectric / Photovoltaic Solar Power Module, Having a Rankine Vapor Power Cycle to Provide Heat Rejection for the Module that Produces Additional Power Output"; and,

5.
Provisional Patent Number 60/417,134 dated 10/10/2002, titled, "Hybrid Combustion Engine having an Internal Thermoelectric Vaporizer that Produces DC Electrical Current and Produces High Pressure Vapor for a Low-Boiling-Point-Liquid Power Cycle"; and,

6.
Provisional Patent Number 60/417,128 dated 10/10/2002, titled, "Hydrogen and Oxygen Production via a Lift Force Provided by Hydrogen and Oxygen Gases Generated via Electrolysis at Substantial Depth"; and,

7.	Provisional Patent Number 60,410,441 dated 09/16/2002, titled, "Multi-Fuel Drum Jet Turbine Engine, Having an Internal Rotating Combustor"; and,

8.	Provisional Patent Number 60/400,870 dated 08/05/2002, titled, "Air-Lift Drum Jet Turbine"; and,

9.
Provisional Patent Application Number 60/397,445 dated 07/22/2002, titled, "Drum Jet Turbine, Drum Jet Turbo-Alternator, Drum Jet Hydro-Turbine, or High Temperature Super-Conducting Drum Jet Turbo-Alternator Powered by High Pressure Cryogen or Cryogenic Vapor"; and,

10.
Provisional Patent Application Number 60/391,539 dated 06/26/2002, titled, "Dual Solar Energy Via Use of Multi-Stage Vapor Power Cycles, Using Multi-Refrigerants and Partial Pressure Refrigeration, with Hydrogen Production Via Electrolysis of Water and Hydrogen Energy Storage Via a Hydrogen and Oxygen Battery"; and,

11.
Provisional Patent Application Number 60/384,788 dated 06/03/2002, titled, "Multi-Stage, Multi-Refrigerant Working Fluid Vapor Cycle, Power Piston Thermal Engine, Having Internal Heat Rejection Using Partial Pressure Refrigeration"; and,

12.
Provisional Patent Application Number 60/384,126 dated 05/30/02, titled, "Self-Powered Partial Pressure Refrigeration / Heating Cycle, Having Separation of the Pressure Equaling Gas from the Refrigerant Via Advanced Membrane Technology"; and,

13.	Provisional Patent Application Number 60/381,374 dated 05/17/2002, titled, "Partial Pressure Refrigeration / Heating Cycle"; and,

14.
Provisional Patent Application Number 60/381,075 dated 05/14/02, titled, "Kinetic Energy Vapor Power Cycle with Internal Heat Rejection Via Absorption Cooling Using Anhydrous Gases"; and,
Application Number 60/376,412 dated 05/01/2002, titled, "Improved

15.	Provisional Patent Thermoelectric Vaporizer, Thermoelectric Generator, or Thermoelectric Cooler by Use of Vacuum Sealed Thermoelectric Modules and by Use of New Thermoelectric Materials"; and,

16.
Provisional Patent Application Number 60/375,666 dated 04/29/2002, titled, "Multi-Cycle, High Torque, High-Pressure Boundary Layer Drag Assisted, Rotary Vane Turbine, Turbo-Compressor, Turbo-Pump, Hydro-Turbine, Turbo-Motor, Turbo-Torque Converter, or Turbo-Alternator, Pressure Equalization Via Hydraulic Fluid Seals";, and,

17.
Provisional Patent Application Number 60,366,168 dated 03/21/2002, titled, "The Production of Electrical Power from the Kinetic Energy and Geothermal Heat of a Natural Gas Well, Using a High-Speed Rotary Vane Turbo-Alternator, and Low Cost Method of Liquefying High-Pressure Natural Gas"; and,

18.
Provisional Patent Application Number 60,360,421 dated 03/01/2002, titled, "High-Speed, Boundary Layer Drag Assisted, Rotary Vane Turbine, Turbo-Compressor, Turbo-Pump, Hydro-Turbine, or Turbo-Alternator"; and,

19.	Provisional Patent Application Number 60,354,676 dated 02/06/2002, titled, "Kinetic Vapor Cycle Power Generator with Automated Pressure Balancing System"; and,

20.
Patent Application Number jc903 U. S. PTO 09/906,951 dated 7/16/01, titled, "Method of Enhanced Heat Extraction from a Geothermal Heat Source for the Production of Electricity Thermoelectrically and Mechanically Via the High-Pressure Injection of a Cryogen into a U-Tube or Open Tube Heat Exchanger within a Geothermal Heat Source, such as a Producing or Depleted Oil Well or Gas Well, or such as a Geothermal Water Well, or such as Hot Dry Rock; and, Method of Air Lift Pumping Water; and, Method of Electrolyzing the Water into Hydrogen and Oxygen Using the Electricity Generated"; and,

21.
Patent Application Number jc821 U.S. PTO 09/888842, dated 6/26/01, titled "The Production of Electricity Via the High-Pressure Injection of a Cryogen into a Geothermal Thermoelectric Generator within a Geothermal Heat Source, such as a Producing or Depleted Oil Well or Gas Well, or such as a Geothermal Water Well, or such as Hot Dry Rock"; and,

22.
Application Number jc978 U.S. PTO 09/873983, dated 06/04/01, titled, "Cryogen Production Via a Cryogenic Vapor Driven Power Piston for use in a Cryogenic Vapor Powered Vehicle with Rotary Vane Motors Attached to the Axles of the Vehicle next to the Vehicle's Four Wheels, Using a Heat Source such as Solar Heat, Heat of Compression (Heat Pump or Air Compressor, etc.) or Heat of Friction (as Formed by an Electric Generator) or Chemical Heat, or Heat Formed by Electrical Resistance, Heat of Combustion, etc. to Generate High-Pressure, High-Kinetic Energy Cryogenic Vapor"; and,

23.
Application Number jc996 U. S. PTO 09/877781 dated 06/11/01, titled "Thermoelectric Vaporizer for the Efficient Generation of Electricity Thermoelectrically and for the Simultaneous Vaporization of a Cryogen"; and,

24.
Application Number jc1002 U. S. PTO 09/883,466 dated 06/18/01, titled, "Method of Cryogen Production and Thermoelectric Solid-State Electric Power Generation whereby the Thermal Energy of the Atmosphere is Directly Converted to Electrical Power and whereby the Thermal Energy of the Atmosphere is used to Produce High-Energy Cryogenic Vapor Capable of Performing Substantial Work and Pure Water is Produced from Water Vapor within the Atmosphere"; and,

25.	Application Number 09/774,110, dated 01/31/01, titled, "The Burning of Disassociated Water as a Direct Fuel Via a Hydrogen Thermolysis Reactor..."

Larry Shultz, who is an officer, director and shareholder in CRYO, under a prior agreement with Hunt, has a blind beneficiary interest in 1/3 of the royalties and 1/3 of the territorial license fees payable to Hunt under the Hunt Cryo License agreement.

B.   Centripetal Dynamics, Inc. -- Consulting and License Agreement -- June 29, 2003

CD has licensed exclusive North American and European Union rights to its new patents-pending TurboFlux Disk Turbine Engine and Down Wind Turbine technologies in exchange for 500,000 shares of CRYO stock, warrants for 500,000 shares of CRYO stock exercisable at 10-cents per share and a manufacturer’s profit margin to be negotiated in good faith once the costs of completed production units are determined.

C.   Joseph A. Volk -- License Agreement -- August 20, 2002

Mr. Volk has licensed exclusive U.S. patent rights to his patent # 6,166,317 governing the use of thermoelectric devices to make electricity using cryogenics. In consideration of license payments by CRYO of $200,000 (payable $20,000 in year one, $76,000 on or before September 20, 2003, and $100,000 on or before September 20, 2004), Volk will assign ownership of the patent to CRYO. As of July 15, 2003, CRYO is $4,000 in arrears on payments to Volk under the license.

D.   List of all Trademarks owned by Cryotherm.

On June 12, 2002, CRYO filed for U.S. Trademark protection of the name, “Cryotherm” and was assigned US Trademark Office serial number 7813517. Final review prior to publication has been completed and application will be published for opposition in August 2003.